Exhibit 10.23

ZOMEDICA

EXHIBIT 10.23

December 29, 2021

Mr. Tony Blair
29265 Sivey Road
Richwood, Ohio 43344

Dear Tony:

On behalf of Zomedica Inc., I am pleased to extend a formal offer of employment to you as Vice President of Operations. This letter will detail our conditional offer of employment.

- Position. You will be appointed as Executive Vice President of Operations and will report to the Chief Executive Officer.
- Term. Your employment will begin following your satisfaction of the conditions of this offer, and a definitive start date will be determined at that time. Employment will be for an indefinite term. Nothing in this letter modifies or is intended to modify your at-will relationship with Zomedica. Only an agreement signed by you, and the CEO on behalf on Zomedica, can modify the at-will employment relationship.
- Base Salary. Your annual base salary will be $240,000, paid semi-monthly.
- Bonus Potential. You will be eligible for a bonus equal to 30% of salary, dependent upon goals and objectives established by Zomedica and your direct manager.
- Equity Position. You will be awarded an option to purchase 3,000,000 shares of Zomedica common stock at a strike price equal to the closing price of our stock on the later of the trading day of the formal approval of your options at a regularly scheduled meeting of the Zomedica Board of Directors or your employment date. Your options will vest over a four-year period of time with a vesting schedule as follows:
  - 25% after the end of year one of employment
  - 25% after the end of year two of employment
  - 25% after the end of year three of employment
  - 25% after the end of year four of employment
- Benefit Plans. You will be eligible for all Zomedica benefit plans offered to Zomedica employees according to the terms of those plans, including medical and dental insurance and a 401(k) plan.

  PTO. In addition to Zomedica' s paid holiday, you will be entitled to four weeks of PTO annually, to be used for vacation or sick days. Accrual of PTO begins on your first day of

100 Phoenix Drive, Suite 125, Ann Arbor, MI 48108 | P: +1 734-369-2555 | F: +1 734-436-4135 | www.zomedica.com